Exhibit 99.1

PRESS RELEASE
FOR IMMEDIATE RELEASE

DGSE Companies, Inc. Enters into Agreement with Elemetal and NTR Metals

Dallas – June 21, 2016 - DGSE Companies, Inc. (“DGSE” or the “Company”) entered into a stock purchase agreement (the “Purchase Agreement”) on June 20, 2016 with Elemetal, LLC (“Elemetal”), and NTR Metals, LLC (“NTR”), pursuant to which (i) DGSE agreed to sell and issue to NTR shares of Common Stock at a stock price of $0.41 per share in exchange for the cancellation and forgiveness of all amounts outstanding under that certain Loan Agreement between DGSE and NTR dated July 19, 2012 and an associated $7,500,000 Revolving Credit Note of the same date executed by DGSE in favor of NTR (which indebtedness and accrued interest as of June 17, 2016 was $2,416,428.35), and (ii) DGSE agreed to sell and issue to Elemetal 8,536,585 shares of Common Stock at a stock price of $0.41 per share and a warrant to purchase an additional 1,000,000 shares of Common Stock at an exercise price of $0.65 per share (the “Warrant”) in exchange for the cancellation and forgiveness of $3,500,000 of trade payables owed to Elemetal as a result of bullion-related transactions (together, the “Transactions”).

The $0.41 per share purchase price is a 17% premium over the 90-day trailing average closing price preceding the announcement by Elemetal and NTR of a proposed transaction on February 8, 2016. Additionally, the $0.41 per share represents an increase of 9% from the original offer from Elemetal and NTR of $0.375 per share in November 2015, and a 73% increase in the exercise price of the Warrant.

In connection with the closing of the Purchase Agreement, DGSE will enter into a registration rights agreement with NTR and Elemetal providing for, among other things, demand and piggyback registration rights with respect to the shares to be issued and registration procedures. The closing of the Transactions is expected to take place following satisfaction of various closing conditions, including obtaining the approval of DGSE’s stockholders.

Matthew Peakes, Chairman and Chief Executive Officer, stated, “We are pleased to have signed and are excited about the potential of the deal with Elemetal and NTR. While waiting on shareholder approval, we will continue to strengthen the relationship with Elemetal and believe their position as a global leader in the precious metals industry will help us on our path to consistent profitability.”

Important Information

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any security. The shares of the Company’s Common Stock, the Warrant and the shares of the Company’s Common Stock issuable upon exercise of the Warrant are being so issued and purchased pursuant to an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws.

In connection with its efforts to obtain stockholder approval of the Transactions and certain related matters, the Company will file with the Securities and Exchange Commission (the “SEC”) and mail to its stockholders of record a Definitive Proxy Statement on Schedule 14A, which will contain information about the Company, the Transactions and the related matters to be voted upon by the Company’s stockholders at the Company’s 2016 annual meeting of stockholders. STOCKHOLDERS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT ON SCHEDULE 14A CAREFULLY WHEN IT IS AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION.

PRESS RELEASE
FOR IMMEDIATE RELEASE

In addition to receiving the Definitive Proxy Statement on Schedule 14A from the Company by mail, the Definitive Proxy Statement on Schedule 14A, as well as other filings containing information about the Company, may also be obtained, without charge, from the SEC’s website at www.sec.gov.

The Company and its directors and executive officers may be deemed to be participants in the solicitation of proxies. Information concerning the interests of the Company’s directors and executive officers in the Transactions will be set forth in the Definitive Proxy Statement on Schedule 14A. Other information concerning the Company and its directors and executive officers is contained in the Company’s other filings with the SEC, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2015, which was filed with the SEC on March 30, 2016 and amended on April 27, 2016 and the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2016 that was filed with the SEC on May 16, 2016.

About DGSE Companies

DGSE Companies, Inc. wholesales and retails jewelry, diamonds, fine watches, and precious metal bullion and rare coin products through its Charleston Gold & Diamond Exchange, Chicago Gold & Diamond (formerly Bullion Express), and Dallas Gold & Silver Exchange operations. DGSE also owns Fairchild International, Inc., one of the largest vintage watch wholesalers in the country. In addition to its retail facilities in Illinois, South Carolina, and Texas, the Company operates internet websites which can be accessed at www.dgse.com, and www.cgdeinc.com. Real-time price quotations and real-time order execution in precious metals are provided on another DGSE website at www.USBullionExchange.com. Wholesale customers can access the full vintage watch inventory through the restricted site at www.FairchildWatches.com. The Company is headquartered in Dallas, Texas and its common stock trades on the NYSE MKT exchange under the symbol “DGSE.”

This press release includes statements which may constitute "forward-looking" statements, usually containing the words "believe," "estimate," "project," "expect" or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, whether or not the Company’s stockholders approve the Transactions, continued acceptance of the Company's products and services in the marketplace, competitive factors, dependence upon third-party vendors, and other risks detailed in the Company's periodic report filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

Contact:

DGSE Companies, Inc.

Matthew Peakes, Chairman, President and CEO

972-587-4021

investorrelations@dgse.com

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